Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	October 19, 2018
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

PHILADELPHIA, PENNSYLVANIA, October 19, 2018 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three and nine months ended September 30, 2018.  Beneficial recorded net income of $12.4 million and $34.1 million, or $0.17 and $0.47 per diluted share, for the three and nine months ended September 30, 2018, respectively, compared to net income of $9.4 million and $27.3 million, or $0.13 and $0.37 per diluted share, for the three and nine months ended September 30, 2017.  Net income for the three and nine months ended September 30, 2018 includes $2.3 million of professional fees associated with the pending merger of Beneficial with WSFS Financial Corporation.  In addition, net income for the three and nine months ended September 30, 2018 includes a $3.3 million net gain on the sale of Beneficial Insurance Services, LLC, a former consolidated wholly owned subsidiary of Beneficial Bank.

On October 18, 2018, the Company declared a cash dividend of 6 cents per common share, payable on or after November 8, 2018, to common shareholders of record at the close of business on October 29, 2018.

Highlights for the three and nine months ended September 30, 2018 are as follows:

•                                          Net interest margin totaled 3.26% and 3.27% for the three and nine months ended September 30, 2018 compared to 3.09% and 3.06% for the same periods in 2017, respectively.  Net interest income increased $2.6 million, or 6.1%, and $8.4 million, or 6.7%, for the three and nine months ended September 30, 2018 compared to the same periods in the prior year.  During the three and nine months ended September 30, 2018, the net interest margin was positively impacted by five and seven basis points, respectively, by loan prepayment income.

•                                          During the three months ended September 30, 2018, Beneficial recorded a $3.3 million net gain on the sale of Beneficial Insurance Services, LLC, a former consolidated wholly owned subsidiary of Beneficial Bank.

•                                          Our non-performing assets to total assets ratio decreased to 0.49% at September 30, 2018 compared to 0.60% at December 31, 2017. Non-performing assets decreased $6.0 million to $28.9 million at September 30, 2018 from $34.9 million at December 31, 2017, which was primarily due to the sale of one large commercial non-performing loan totaling $7.6 million during the third quarter of 2018.

•                                          During the three and nine months ended September 30, 2018, the Company recorded a $305 thousand and a $1.2 million net gain on the sale of $6.8 million and $18.9 million of the guaranteed portion of SBA loans, respectively.

•                                          Asset quality metrics continued to remain strong with non-performing assets to total assets, excluding government guaranteed student loans, of 0.27% as of September 30, 2018.  Our allowance for loan losses totaled $43.1 million, or 1.10% of total loans, as of September 30, 2018, compared to $43.3 million, or 1.07% of total loans, as of December 31, 2017.

•                                          Our effective tax rate decreased to 25.9% and 24.2% for the three and nine months ended September 30, 2018 compared to 36.8% and 33.5% for the same periods in the prior year as a result of the Tax Cuts and Jobs Act of 2017, which was enacted on December 22, 2017 and lowered the federal corporate tax rate to 21% from 35%.

•                                          During the nine months ended September 30, 2018, the Company purchased 945,400 shares under its previously announced stock repurchase plan.  Our tangible capital to tangible assets ratio was 15.34% at both September 30, 2018 and 2017.  Tangible book value per share totaled $11.68 at September 30, 2018.

Balance Sheet

Total assets increased $68.8 million, or 1.2%, to $5.87 billion at September 30, 2018, compared to $5.80 billion at December 31, 2017.  The increase in total assets was primarily due to growth in total deposits of $96.5 million which led to an increase in cash and cash equivalents.

Cash and cash equivalents increased $285.3 million, or 51.2%, to $842.9 million at September 30, 2018, from $557.6 million at December 31, 2017.  The increase in cash and cash equivalents was primarily driven by investment maturities and repayments and a decrease in our total loan portfolio as well as deposit growth.

Investments decreased $121.9 million, or 14.0%, to $748.9 million at September 30, 2018, compared to $870.8 million at December 31, 2017. We continue to focus on maintaining a high-quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans decreased $107.7 million, or 2.7%, to $3.93 billion at September 30, 2018, from $4.03 billion at December 31, 2017.  During the nine months ended September 30, 2018, our residential real estate portfolio increased $37.5 million, representing 5.3% annualized growth.  However, this growth was offset by a $94.6 million decrease in our total commercial portfolio and an $88.1 million decrease in our total consumer loan portfolio.  We continue to experience a number of large commercial loan payoffs as projects are completed and sold and financing is obtained from non-bank sources.  The decrease in our consumer loan portfolio was due primarily to a $49.3 million decrease in indirect auto loans resulting from our planned run-off of this portfolio segment.  As previously disclosed, we decided to exit the indirect lending business in the first quarter of 2017.

During the quarter ended September 30, 2018, we entered into an asset purchase agreement with a third party to sell the net assets of Beneficial Insurance Services, LLC.  In connection with that sale, Beneficial received net proceeds of $14.1 million and realized a net gain of $3.3 million as the sale proceeds exceeded our carrying amount for Beneficial Insurance Services including goodwill and intangible assets.  Goodwill and intangible assets that related to Beneficial Insurance Services decreased $10.2 million during the quarter ended September 30, 2018 as a result of the sale.  For the nine months ending September 30, 2018, non-interest income and non-interest expense includes $4.6 million and $4.6 million, respectively, related to Beneficial Insurance Services.  These non-interest income and non-interest expense items related to Beneficial Insurance Services will not occur in future periods.

Deposits increased $96.5 million, or 2.3%, to $4.25 billion at September 30, 2018, from $4.15 billion at December 31, 2017.  Deposit growth was primarily achieved through organic core deposit growth of $182.2 million in interest business checking accounts and $31.4 million of growth in time deposits, partially offset by the maturity of $71.9 million of higher cost brokered certificates of deposit, which we did not renew given our excess liquidity position.  The growth in interest business checking is primarily due to one large commercial deposit account.  We expect this temporary balance to decrease in the fourth quarter.

Borrowings decreased $25.4 million to $515.0 million at September 30, 2018.  During the nine months ended September 30, 2018, the Company paid off $25.8 million of a higher cost trust preferred debenture.

Stockholders’ equity increased $2.4 million, or 0.2%, to $1.04 billion at September 30, 2018, from $1.03 billion at December 31, 2017.  The increase in stockholders’ equity was primarily due to $34.1 million of net income during the nine months ended September 30, 2018, partially offset by the declaration of cash dividends and stock repurchases.

Net Interest Income

For the three months ended September 30, 2018, net interest income was $45.0 million, an increase of $2.6 million, or 6.1%, from the three months ended September 30, 2017. The increase in net interest income was primarily due to an increase in yields on the investment and loan portfolios following recent Federal Reserve Bank federal funds rate increases. The Company also paid off $25.8 million of a higher cost trust preferred debenture during the first quarter of 2018. The net interest margin totaled 3.26% for the quarter ended September 30, 2018 as compared to 3.09% for the same period in 2017.  During the three months ended September 30, 2018, the net interest margin was positively impacted by five basis points due to loan prepayments compared to a two basis points impact during the three months ended September 30, 2017. Also during the three months ended September 30, 2018, the net interest margin was negatively impacted 16 basis points by higher cash levels due to slower than anticipated loan growth as average cash for the period totaled $702.7 million, an increase of $314.7 million from $388.0 million during the three months ended September 30, 2017.

For the nine months ended September 30, 2018, Beneficial reported net interest income of $133.3 million, an increase of $8.4 million, or 6.7%, from the nine months ended September 30, 2017. The increase in net interest income was primarily due to an increase in yields on the investment and loan portfolios following recent Federal Reserve Bank federal funds rate increases.  Our net interest margin increased to 3.27% for the nine months ended September 30, 2018, from 3.06% for the same period in 2017.  During the nine months ended September 30, 2018, the net interest margin was positively impacted by seven basis points due to loan prepayments compared to a two basis points impact during the nine months ended September 30, 2017. Also during the nine months ended September 30, 2018, the net interest margin was negatively impacted 15 basis points by higher cash levels due to slower than anticipated loan growth as average cash for the period totaled $585.0 million, an increase of $253.9 million from $331.1 million during the nine months ended September 30, 2017.

Non-interest Income

For the three months ended September 30, 2018, non-interest income totaled $9.9 million, an increase of $2.8 million, or 38.9%, from the three months ended September 30, 2017.  The increase was primarily due to a $3.3 million net gain on the sale of Beneficial Insurance Services, LLC.  This increase to non-interest income was partially offset by a $442 thousand decrease in income from insurance and advisory services during the three months ended September 30, 2018 compared to the same period in the prior year.

For the nine months ended September 30, 2018, non-interest income totaled $23.9 million, an increase of $2.3 million, or 10.8%, from the nine months ended September 30, 2017.  The increase was primarily due to a $3.3 million net gain on the sale of Beneficial Insurance Services, LLC.  This increase to non-interest income was partially offset by an $835 thousand decrease in income from insurance and advisory services during the nine months ended September 30, 2018 compared to the same period in the prior year.

Non-interest Expense

For the three months ended September 30, 2018, non-interest expense totaled $36.4 million, an increase of $2.5 million, or 7.5%, from the three months ended September 30, 2017.  The increase in non-interest expense was primarily due $2.3 million of professional fees associated with the previously mentioned pending merger of Beneficial with WSFS Financial Corporation.  The increase can also be attributed to an increase in salaries and employee benefits of $1.2 million due primarily to enhanced medical coverage provided to our entire employee base, annual merit increases, an increase to our minimum wage and the costs associated with the build out of Neumann Finance.

For the nine months ended September 30, 2018, non-interest expense totaled $108.0 million, an increase of $4.6 million, or 4.5%, from the nine months ended September 30, 2017.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $3.5 million due primarily to enhanced medical coverage provided to our entire employee base, annual merit increases, an increase in our minimum wage and the costs associated with the build out of Neumann Finance.  The increase in non-interest expense was also due $2.3 million of professional fees associated with the previously mentioned pending merger of Beneficial with WSFS Financial Corporation. These increases to non-interest expense were partially offset by a $753 thousand decrease in intangible amortization expense as a result of certain intangible assets reaching the end of their estimated lives.

Income Taxes

For the three months ended September 30, 2018, we recorded a provision for income taxes of $4.3 million, reflecting an effective tax rate of 25.9%, compared to a provision for income taxes of $5.5 million, reflecting an effective tax rate of 36.8%, for the three months ended September 30, 2017.  For the nine months ended September 30, 2018, we recorded a provision for income taxes of $10.8 million, reflecting an effective tax rate of 24.2%, compared to a provision for income taxes of $13.7 million, reflecting an effective tax rate of 33.5%, for the nine months ended September 30, 2017.  The decrease in the effective tax rate in the three and nine months ended September 30, 2018 compared to the same periods a year ago is primarily due to the passage of the Tax Cuts and Jobs Act of 2017, which was enacted on December 22, 2017 and lowered the federal corporate tax rate to 21% from 35%.

Asset Quality

Non-accruing loans, excluding government guaranteed student loans, decreased $5.1 million to $15.4 million at September 30, 2018, compared to $20.5 million at December 31, 2017.  Our ratio of non-performing assets to total assets, excluding government guaranteed student loans, decreased to 0.27% at September 30, 2018 compared to 0.36% at December 31, 2017.  The decrease is primarily due to the sale of one large commercial non-performing loan totaling $7.6 million during the quarter.  We had a specific loan loss reserve of $1.5 million for this loan.  The actual loss for the loan was $766 thousand.  Net charge-offs for the nine months ended September 30, 2018, totaled $4.7 million, or 16 basis points annualized of average loans, compared to net charge-offs of $2.1 million, or 7 basis points annualized of average loans, in the same period in 2017.   As a result of charge-offs, we recorded a $1.9 million and $4.6 million provision for loan losses during the three and nine months ended September 30, 2018, respectively, compared to a $750 thousand and $2.1 million provision for loan losses during the same periods in the prior year.  Our allowance for loan losses totaled $43.1 million, or 1.10% of total loans, as of September 30, 2018, compared to $43.1 million, or 1.07% of total loans, as of June 30, 2018, and $43.3 million, or 1.07% of total loans, as of December 31, 2017.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of September 30, 2018, Beneficial’s tangible capital to tangible assets totaled 15.34%. In addition, at September 30, 2018, we had the ability to borrow up to $2.3 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Beneficial’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	9/30/2018	12/31/2017	9/30/2017	Capitalized Ratio	9/30/2018

Tier 1 Leverage (to average assets)	15.64%	16.19%	16.16%	5.0%	$602,848
Common Equity Tier 1 Capital (to risk weighted assets)	22.37%	22.12%	21.89%	6.5%	628,606
Tier 1 Capital (to risk weighted assets)	22.37%	22.76%	22.50%	8.0%	569,195
Total Capital Ratio (to risk weighted assets)	23.46%	23.84%	23.58%	10.0%	533,233

The Bank’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	9/30/2018	12/31/2017	9/30/2017	Capitalized Ratio	9/30/2018

Tier 1 Leverage (to average assets)	13.21%	14.46%	14.45%	5.0%	$465,117
Common Equity Tier 1 Capital (to risk weighted assets)	18.91%	20.34%	20.14%	6.5%	490,988
Tier 1 Capital (to risk weighted assets)	18.91%	20.34%	20.14%	8.0%	431,621
Total Capital Ratio (to risk weighted assets)	20.00%	21.42%	21.21%	10.0%	395,717

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 61 offices in the greater Philadelphia and South New Jersey regions.  Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank, and Neumann Finance Company, which is a majority owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios and our ability to complete our previously announced business combination with WSFS Financial Corporation. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	September 30,	June 30,	December 31,	September 30,
	2018	2018	2017	2017
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$46,919	$52,440	$45,048	$46,027
Interest-bearing deposits	796,019	534,353	512,567	430,989
Total cash and cash equivalents	842,938	586,793	557,615	477,016

Investment securities:
Available-for-sale	287,060	294,428	310,308	369,210
Held-to-maturity	438,649	498,454	537,302	558,659
Federal Home Loan Bank stock, at cost	23,182	23,182	23,210	23,210
Total investment securities	748,891	816,064	870,820	951,079

Loans and leases:	3,926,381	4,023,310	4,034,130	4,032,521
Allowance for loan and lease losses	(43,137)	(43,068)	(43,267)	(43,270)
Net loans and leases	3,883,244	3,980,242	3,990,863	3,989,251

Accrued interest receivable	18,519	18,152	17,512	16,883

Bank premises and equipment, net	68,723	68,259	70,573	71,745

Other assets:
Goodwill	159,671	169,002	169,002	169,002
Bank owned life insurance	80,793	81,207	80,172	79,976
Other intangibles	1,428	2,486	2,884	3,096
Other assets	63,416	48,106	39,387	59,571
Total other assets	305,308	300,801	291,445	311,645
Total assets	$5,867,623	$5,770,311	$5,798,828	$5,817,619

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$552,111	$592,375	$563,185	$527,545
Interest bearing deposits	3,694,869	3,568,131	3,587,308	3,643,373
Total deposits	4,246,980	4,160,506	4,150,493	4,170,918
Borrowed funds	515,000	515,000	540,439	540,436
Other liabilities	68,497	72,213	73,006	67,927
Total liabilities	4,830,477	4,747,719	4,763,938	4,779,281
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—	—
Common stock — $.01 par value	848	847	845	844
Additional paid-in capital	812,346	807,616	799,658	794,253
Unearned common stock held by employee stock ownership plan	(25,227)	(25,844)	(27,078)	(27,695)
Retained earnings	413,481	405,395	405,497	413,210
Accumulated other comprehensive loss, net	(28,148)	(29,406)	(26,127)	(23,777)
Treasury stock, at cost	(136,622)	(136,622)	(118,497)	(118,497)
Total Beneficial Bancorp, Inc. stockholders’ equity	1,036,678	1,021,986	1,034,298	1,038,338
Noncontrolling interest	468	606	592	—
Total stockholders’ equity	1,037,146	1,022,592	1,034,890	1,038,338
Total liabilities and stockholders’ equity	$5,867,623	$5,770,311	$5,798,828	$5,817,619

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2018	2018	2017	2018	2017
INTEREST INCOME:
Interest and fees on loans and leases	$44,990	$45,415	$42,969	$133,458	$126,667
Interest on overnight investments	3,524	2,314	1,239	7,893	2,666
Interest and dividends on investment securities:
Taxable	4,543	4,868	5,220	14,531	15,991
Tax-exempt	18	18	18	54	58
Total interest income	53,075	52,615	49,446	155,936	145,382

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	708	648	625	1,995	1,844
Money market and savings deposits	2,227	1,930	1,516	5,642	4,467
Time deposits	2,950	2,704	2,519	8,230	7,017
Total	5,885	5,282	4,660	15,867	13,328
Interest on borrowed funds	2,233	2,208	2,400	6,786	7,138
Total interest expense	8,118	7,490	7,060	22,653	20,466
Net interest income	44,957	45,125	42,386	133,283	124,916
Provision for loan and lease losses	1,916	1,666	750	4,581	2,100
Net interest income after provision for loan and lease losses	43,041	43,459	41,636	128,702	122,816

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,356	1,402	1,798	4,681	5,516
Service charges and other income	4,942	5,232	4,891	14,369	14,342
Mortgage banking and SBA income	309	703	424	1,480	1,748
Net gain on sale of insurance agency	3,297	—	—	3,297	—
Net (loss) gain on investment securities	(23)	46	(1)	100	(7)
Total non-interest income	9,881	7,383	7,112	23,927	21,599

NON-INTEREST EXPENSE:
Salaries and employee benefits	19,482	19,748	18,285	59,187	55,670
Occupancy expense	2,520	2,489	2,474	8,040	7,746
Depreciation, amortization and maintenance	2,300	2,295	2,368	6,877	7,183
Marketing expense	1,478	1,474	1,018	4,872	3,160
Intangible amortization expense	199	199	212	597	1,350
FDIC insurance	416	413	441	1,258	1,312
Merger charges	2,261	—	—	2,261	—
Professional fees	1,130	1,200	1,026	3,367	3,237
Classified loan and other real estate owned related expense	356	364	420	944	950
Other	6,243	7,105	7,594	20,625	22,810
Total non-interest expense	36,385	35,287	33,838	108,028	103,418

Income before income taxes	16,537	15,555	14,910	44,601	40,997
Income tax expense	4,286	3,711	5,482	10,782	13,729

CONSOLIDATED NET INCOME	$12,251	$11,844	$9,428	$33,819	$27,268
Net loss attributable to noncontrolling interest	(139)	(94)	—	(299)	—
NET INCOME ATTRIBUTABLE TO BENEFICIAL BANCORP, INC.	$12,390	$11,938	$9,428	$34,118	$27,268

EARNINGS PER SHARE — Basic	$0.17	$0.16	$0.13	$0.47	$0.37
EARNINGS PER SHARE — Diluted	$0.17	$0.16	$0.13	$0.47	$0.37

DIVIDENDS DECLARED PER SHARE	$0.06	$0.06	$0.06	$0.43	$0.18

Average common shares outstanding — Basic	71,012,206	70,621,336	70,781,924	70,846,044	70,487,219
Average common shares outstanding — Diluted	71,638,486	71,233,890	71,294,232	71,472,868	71,093,015

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	For the Three Months Ended						For the Nine Months Ended
	September 30, 2018		June 30, 2018		September 30, 2017		September 30, 2018		September 30, 2017
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,478,764	2.17%	$1,344,525	2.14%	$1,360,269	1.90%	$1,406,662	2.12%	$1,339,715	1.86%
Overnight investments	702,747	1.96%	512,857	1.78%	388,004	1.25%	585,010	1.78%	331,117	1.06%
Stock	23,184	6.39%	23,183	6.39%	23,211	4.66%	23,193	6.97%	22,991	4.66%
Other investment securities	752,833	2.23%	808,485	2.23%	949,054	2.09%	798,459	2.23%	985,607	2.06%

Loans and leases:	3,977,417	4.47%	4,020,939	4.50%	4,069,327	4.18%	4,002,892	4.42%	4,066,024	4.14%
Residential	976,240	3.93%	958,698	3.91%	921,751	3.90%	960,107	3.92%	903,798	3.94%
Commercial real estate	1,685,401	4.43%	1,686,332	4.61%	1,669,697	4.13%	1,682,834	4.43%	1,664,615	4.09%
Business and small business	839,234	4.94%	870,986	4.78%	881,955	4.46%	854,901	4.79%	869,822	4.36%
Personal	476,542	4.91%	504,923	4.74%	595,924	4.33%	505,050	4.73%	627,789	4.24%

Total interest earning assets	$5,456,181	3.85%	$5,365,464	3.90%	$5,429,596	3.61%	$5,409,554	3.83%	$5,405,739	3.57%

Deposits:	$3,636,043	0.64%	$3,590,481	0.59%	$3,655,234	0.51%	$3,614,689	0.59%	$3,652,394	0.49%
Savings	1,291,292	0.52%	1,303,878	0.45%	1,302,019	0.34%	1,295,879	0.44%	1,299,584	0.34%
Money market	402,070	0.54%	412,282	0.47%	439,045	0.36%	411,346	0.46%	443,746	0.35%
Demand	1,021,520	0.26%	958,581	0.25%	924,917	0.25%	973,272	0.25%	918,441	0.24%
Demand - municipals	109,745	0.15%	106,638	0.16%	113,961	0.18%	112,240	0.17%	121,604	0.20%
Total core deposits	2,824,627	0.41%	2,781,379	0.37%	2,779,942	0.31%	2,792,737	0.37%	2,783,375	0.30%

Time deposits	811,416	1.44%	809,102	1.34%	875,292	1.14%	821,952	1.34%	869,019	1.08%

Borrowings	515,054	1.70%	515,000	1.70%	540,488	1.74%	521,745	1.74%	534,788	1.76%

Total interest bearing liabilities	$4,151,097	0.78%	$4,105,481	0.73%	$4,195,722	0.67%	$4,136,434	0.73%	$4,187,182	0.65%

Non-interest bearing deposits	591,563		555,273		530,256		561,514		522,221

Net interest margin		3.26%		3.34%		3.09%		3.27%		3.06%

ASSET QUALITY INDICATORS

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands)	2018	2018	2017	2017

Non-performing assets:
Non-accruing loans	$15,427	$20,886	$20,521	$20,788
Accruing loans past due 90 days or more	13,202	22,204	14,152	14,912
Total non-performing loans	$28,629	$43,090	$34,673	$35,700

Real estate owned	274	102	189	124

Total non-performing assets	$28,903	$43,192	$34,862	$35,824

Non-performing loans to total loans and leases	0.73%	1.07%	0.86%	0.89%
Non-performing assets to total assets	0.49%	0.75%	0.60%	0.62%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.27%	0.36%	0.36%	0.36%
ALLL to total loans and leases	1.10%	1.07%	1.07%	1.07%
ALLL to non-performing loans	150.68%	99.95%	124.79%	121.20%
ALLL to non-performing loans, excluding government guaranteed student loans	279.62%	206.21%	210.84%	208.15%

Key performance ratios (annualized) are as follows for the three and nine months ended (unaudited):

	For the Three Months Ended			For the Nine Months Ended
PERFORMANCE RATIOS:	September 30,	June 30,	December 31,	September 30,
(annualized)	2018	2018	2017	2018	2017

Return on average assets	0.66%	0.83%	(0.25)%	0.76%	0.63%
Return on average assets (excluding tax reform act impact)	0.66%	0.83%	0.65%	0.76%	0.63%
Return on average equity	3.76%	4.67%	(1.38)%	4.32%	3.55%
Return on average equity (excluding tax reform act impact)	3.76%	4.67%	3.63%	4.32%	3.55%
Net interest margin	3.26%	3.34%	3.28%	3.27%	3.06%
Net charge-off ratio	0.19%	0.17%	0.10%	0.16%	0.07%
Efficiency ratio	66.35%	67.20%	68.20%	68.72%	70.59%
Efficiency ratio (excluding merger charges)	62.23%	67.20%	68.20%	67.28%	70.59%
Tangible common equity	15.34%	15.19%	15.33%	15.34%	15.34%
Tangible common equity (excluding tax reform act impact)	15.34%	15.19%	15.53%	15.34%	15.34%